Exhibit 99.1

BERKSHIRE HILLS REPORTS EARNINGS PER SHARE GROWTH

BOSTON, October 21, 2021 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today reported that third quarter 2021 earnings per share increased year-over-year by 212% to $1.31 compared to $0.42 in 2020, and compared to $0.43 in the prior quarter. Results in the most recent quarter included $0.78 per share in net non-operating income, consisting primarily of net gains on the sales of the assets and operations of the Company’s insurance subsidiary and Berkshire Bank’s Mid-Atlantic branches. Excluding these amounts, Berkshire’s non-GAAP measure of third quarter adjusted net income totaled $0.53 per share, which was unchanged from the prior year and up 20% from $0.44 in the prior quarter. Results in the most recent quarter included a $4 million benefit ($0.06 per share after-tax) to the provision for credit losses. Per share earnings also benefited in the most recent quarter from the completion of the 2.5 million share repurchase program that was approved by the Board in April 2021.

THIRD QUARTER FINANCIAL HIGHLIGHTS (Comparisons are to the prior year unless otherwise stated; non-GAAP measures are reconciled on pages F-9 and F-10).

•	$52 million net gain on the sale of insurance and Mid-Atlantic branch operations
•	4% increase in total non-interest income excluding gains/(losses)
•	66% decrease in net loan charge-offs to $2 million
•	$4 million benefit to credit loss provision expense due to a release of credit loss allowance
•	72% reduction in wholesale funding to 4% of assets, including prepayment of most Federal Home Loan Bank borrowings (period-end balance)
•	Deposit costs down year-over-year to 0.22% from 0.61%
•	Stock repurchases of 1,755,058 shares (3.5% of outstanding stock)
•	Returned $54 million of capital to shareholders through buybacks and dividends amounting to 211% of adjusted net income

CEO Nitin Mhatre stated, “These solid results reflect the growing momentum associated with the second-quarter rollout of Berkshire’s Exciting Strategic Transformation (BEST). This comprehensive transformation plan, designed to enhance value for all our stakeholders, has already led to improved focus on our long-term efficiency, our customers, and our communities.”

“Exiting our Mid-Atlantic and insurance operations was a step in optimizing our operations and produced $52 million in net sale gains which bolstered third-quarter income. We completed our 2.5 million share repurchase program far ahead of the authorized time, returning a total of nearly $75 million in excess capital to shareholders through the repurchase of approximately 5% of our shares. We’re well positioned to support other BEST initiatives in development including our recently announced consumer lending partnership with the fin-tech Upstart. We also announced our BEST Community Comeback initiative that will lend and invest to strengthen the economic health of our communities, an industry-leading commitment given the relative size of the program and our organization. We continued to record strong deposit growth during the quarter and our expanded banking teams are focused on building loan origination volumes.”

Mr. Mhatre concluded: “Key measures of asset quality improved as our markets continue to recover from pandemic conditions and we are prepared to profitably serve that recovery. We announced further refreshment of our board of directors, welcoming David Brunelle into the position of Board Chair and Jeffrey Kip as a new director. And we’re experiencing continued strong interest from customers and added several experienced, market-facing professionals to our team, demonstrating the value of our focus on social responsibility and strategy as other institutions focus on mergers.”

RESULTS OF OPERATIONS

Earnings: Third quarter GAAP earnings per share (EPS) increased in 2021 to $1.31 from $0.42 in 2020, and from $0.43 in the second quarter of 2021. The increase in EPS was primarily due to the gains recorded on the sale in the most recent quarter of insurance operations and the Mid-Atlantic branches. Adjusted EPS, a non-GAAP measure which excludes these gains, totaled $0.53 in the third quarter of 2021, which was stable year-over-year and a 20% increase quarter-over-quarter from $0.44. This included a $4 million benefit ($0.06 per share after-tax) to the provision for credit losses on loans in the most recent quarter. For the most recent quarter, GAAP return on equity measured 22.2% and the GAAP return on assets was 2.14%. The non-GAAP measure of adjusted return on equity measured 8.9% and the adjusted return on assets measured 0.86%.

Revenue: Third quarter net interest income decreased year-over-year by $6 million, or 7%, and by $4 million, or 5%, compared to the linked quarter. The year-over-year change reflected lower loan balances. The quarter-over-quarter change was primarily due to a $3 million decrease in deferred fee income recognized on Paycheck Protection Program (“PPP”) loans due to the completion of most loan forgiveness under the SBA guarantee program. It also reflected the 4% quarter-over-quarter decrease in average earning assets, including the impact of the branch sale.

The net interest margin decreased to 2.56% from 2.61% in the third quarter of 2020 and from 2.62% in the linked quarter. The Company further reduced deposits costs, which declined to 0.22% from 0.61% and 0.25% for the above respective periods. For these periods, the cost of funds decreased to 0.31% from 0.73% and 0.36%.

Total third quarter non-interest income excluding gains/(losses) on sales of securities and business operations increased year-over-year by $936 thousand, or 4%, and decreased quarter-over-quarter by $579 thousand, or 3%. In the most recent quarter, Berkshire’s SBA lending revenue of $5 million exceeded the record result in the prior quarter due to continued strong volume and margins, and increased from $3 million in the third quarter of 2020. Wealth management fees increased by 15% year-over-year, and 5% quarter-over-quarter. The Company has recently announced the recruitment of seasoned bankers to support ongoing growth in both of these business lines. Insurance revenue decreased by $711 thousand quarter-over-quarter following the sale of insurance operations.

Other non-interest revenue declined due to $1.6 million in higher amortization expense related to new tax credit investment projects initiated during the most recent quarter. This was more than offset by the $2.2 million increase in investment tax credit benefits included as a component of income tax expense.

Credit Loss Provision: Berkshire recorded a $4 million benefit to the third quarter provision, compared to a charge of $1 million in the third quarter of 2020 and no provision in the linked quarter. This resulted from a $4 million release of the credit loss allowance due to stronger expected economic conditions and a reduction in loans and net charge-offs.

Expense: Third quarter non-interest expense decreased by $3.4 million, or 5%, year-over-year and increased quarter-over-quarter by $588 thousand, or 1%, to $69.5 million. These changes were primarily due to changes in merger, restructuring and other non-operating expenses which totaled $1.4 million in the most recent quarter. These charges are excluded from the Company’s non-GAAP measure of adjusted non-interest expense. In the third quarter, these charges included $0.9 million related to the prepayment of Federal Home Loan Bank borrowings and $0.5 million of restructuring charges including reclassifying certain real estate premises to held for sale as part of the Company’s consolidation of its operations. These initiatives are components of Berkshire’s BEST strategic plan for optimizing profitability.

The non-GAAP measure of adjusted non-interest expense increased by 1% year-over-year and decreased by 1% quarter-over-quarter, measuring $68 million in the most recent quarter. These changes were primarily due to changes in professional services during these periods. Total branches have been reduced to 107 offices from 130 at the start of the year. Full time equivalent staff totaled 1,333 positions at period-end, compared to 1,507 positions at the start of the year. The effective income tax rate decreased quarter-over-quarter to 20% from 24% due to the increase in tax credit investments during the quarter. Tax credit investments provided $0.01 in EPS benefit in the most recent quarter, net of the related amortization recorded to non-interest income.

BALANCE SHEET (references are to period-end balances unless otherwise stated)

Assets: Total assets decreased during the third quarter by $0.4 billion, or 3%, to $11.8 billion due primarily to the sale of the Mid-Atlantic branch operations. The balances for these operations which were reported as held for sale at midyear 2021 included $253 million in loan balances and $633 million in deposit balances. At the third quarter-end, higher period-end payroll deposit balances were invested in short-term investments. Proceeds from third quarter loan runoff helped fund payoffs of borrowings, including prepayments of Federal Home Loan Bank borrowings. The ratio of loans/deposits decreased to 66% from 73% at the start of the quarter. Reflecting the sale gains recorded in the quarter, the ratio of equity/assets increased to 9.9% from 9.6% at the start of the quarter. Common stock repurchases distributed excess capital released by the reduction in assets. Per share measures of book value and the non-GAAP measure of tangible book value both increased by 4% compared to the start of the quarter.

Loans: Total period-end loans decreased in the third quarter by $396 million, or 5%, to $6.84 billion. The $246 million decrease in commercial loans was primarily due to a $127 million reduction in PPP loans and an $88 million reduction in loans outstanding to COVID sensitive commercial borrowers. The PPP loan balance decreased to $46 million from $173 million at the start of the quarter due to payoffs through forgiveness under the SBA guarantee program. Berkshire announced the recruitment of experienced bankers during the quarter as it positions to gain share based on its strong positioning to attract customers as current markets are impacted by merger activities of competitors. Consumer loans decreased by $35 million due primarily to ongoing targeted runoff of indirect auto loans. Residential mortgages decreased by $116 million. The Company is expanding its mortgage lending team and developing correspondent bank sources.

Asset Quality: Asset quality metrics continued to improve toward pre-pandemic levels during the third quarter. Total delinquent and non-accruing loans decreased year-over-year by 33% to $59 million, measuring 0.87% of total loans. Non-accruing loans decreased year-over-year by 22% to $37 million, measuring 0.54% of total loans, due primarily to $10 million in resolutions in the most recent quarter. Total COVID-19 related loan modifications decreased by 34% during the quarter to $65 million, measuring under 1% of period-end loans. The allowance for credit losses on loans decreased by $6 million during the quarter to $113 million, measuring 1.65% of total loans, which was unchanged from midyear.

Deposits and Borrowings: Total deposits increased in the third quarter by $452 million, or 5%, to $10.4 billion due primarily to a $369 million increase in period-end payroll deposit balances. Non-interest bearing demand deposit account balances increased by 7%, while higher cost time deposit balances decreased by 6%. Higher cost senior borrowings decreased by $204 million to $13 million, as most Federal Home Loan Bank borrowings were prepaid near the end of the quarter. Total higher cost wholesale funds decreased year-over-year to 4% of total assets from 12%. Quarter-over-quarter, the cost of deposits decreased to 0.22% from 0.25%, and the cost of funds decreased to 0.31% from 0.36%.

Equity: During the third quarter, Berkshire repurchased 1.755 million shares, completing the 2.5 million repurchase authorization approved by the Board in April, which totaled approximately 5% of outstanding shares for the full authorization. The third quarter repurchases were made at an average price of $27.33, totaling $48 million. The common equity tier 1 capital ratio increased to an estimated 15.3% from 14.3% in the prior quarter. During the most recent quarter, book value per share increased by 4% to $24.21 and the non-GAAP measure of tangible book value per share increased by 4% to $23.58.

ESG & CORPORATE RESPONSIBILITY UPDATE

Berkshire Bank is committed to purpose-driven, community-centered banking that enhances value for all stakeholders as it pursues its vision of being the leading socially responsible community bank. Learn more about the steps Berkshire is taking at berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

•	Launch of the BEST Community Comeback: Berkshire announced its "BEST Community Comeback" a $5 billion multi-year ESG and community commitment to fuel resilience and strengthen local communities. The multi-year plan focuses on four key areas: fueling small businesses, community financing and philanthropy, financial access and empowerment, and funding environmental sustainability. Additional information can be found at berkshirebank.com/comeback.

•	Xtraordinary Day: As a kickoff to the Bank's "BEST Community Comeback," Berkshire Bank hosted its 5th annual "Xtraordinary Day of Service." Berkshire Bank employees were deployed in a virtual setting, volunteering for causes that support the small business ecosystem, equity and inclusion and basic community needs. More than 75% of Berkshire’s workforce participated in the day.

•	Current ESG Performance: The Company continued to improve its Environmental, Social and Governance (ESG) ratings, generally outperforming peers. As of September 30, 2021 the Company received ratings of: MSCI ESG- BBB; ISS ESG Quality Score - Environment: 2, Social: 1, Governance: 2; and Bloomberg ESG Disclosure- 47.81. The Company is also rated by Sustainalytics.

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will post an investor presentation at its website at ir.berkshirebank.com with additional financial information and other information about the quarter.

Berkshire will conduct a conference call/webcast at 10:00 a.m. Eastern Time on Thursday, October 21, 2021 to discuss results for the quarter and provide guidance about expected future results. Participants are encouraged to pre-register for the conference call using the following link:

https://www.incommglobalevents.com/registration/q4inc/8879/berkshire-hills-bancorp-q3-earnings-release-conference-call/

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor relations section of Berkshire’s website at ir.berkshirebank.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 844-200-6205 and using participant access code: 066744. Participants are requested to dial-in a few minutes before the scheduled start of the call. A telephone replay of the call will be available for one week by dialing 866-813-9403 and using access code: 331614. The webcast will be available on Berkshire's website for an extended period of time.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $11.8 billion in assets and operates 107 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on pages F-9 and F-10 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, other gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. In 2020, the Company recorded a full impairment of its goodwill and exited its discontinued national mortgage banking operations. Other adjusted expense in 2020 was primarily related to costs of the separation with the former CEO, as well as consulting for the CEO succession process. A 2020 adjusted gain was recognized on the sale of a specialty commercial insurance business line. In 2021, the Company recorded a net gain of $52 million on the sale of the insurance subsidiary and the Mid-Atlantic branch operations. Expense adjustments in the first quarter were primarily related to branch consolidations. Adjustments of $1.4 million in the third quarter Federal Home Loan Bank borrowings prepayment costs. They also included other restructuring charges for efficiency initiatives in operations areas including writedowns on real estate moved to held for sale and severance related to staff reductions.

The Company utilizes Adjusted Pre-Provision Net Revenue (“Adjusted PPNR”) which measures adjusted income before credit loss provision and tax expense. PPNR is used by the investment community due to the volatility and variability across banks related to credit loss provision expense under the Current Expected Credit Loss accounting standard. The Company also calculates Adjusted PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-GAAP adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to adjusted income. The efficiency ratio is adjusted for adjusted revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

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CONTACTS

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:

Gary Levante, SVP, Corporate Responsibility & Culture
Email: glevante@berkshirebank.com
Tel: (413) 447-1737

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Operations
F-5	Statements of Operations (Five Quarter Trend)
F-6	Average Balances and Average Yields and Costs
F-7	Asset Quality Analysis
F-8	Asset Quality Analysis (continued)
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)
F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2020	2020	2021	2021	2021
NOMINAL AND PER SHARE DATA
Net earnings per common share, diluted	$0.42	$0.30	$0.26	$0.43	$1.31
Adjusted earnings per common share, diluted (2)	0.53	0.28	0.32	0.44	0.53
Net income, (thousands)	21,225	15,009	13,031	21,636	63,749
Adjusted net income, (thousands) (2)	26,424	14,062	16,015	22,104	25,695
Total common shares outstanding, period-end (thousands)	50,306	50,833	50,988	50,453	48,657
Average diluted shares, (thousands)	50,329	50,355	50,565	50,608	48,744
Total book value per common share, (end of period)	23.03	23.37	23.05	23.30	24.21
Tangible book value per common share, (end of period) (2)	22.22	22.68	22.39	22.66	23.58
Dividends per common share	0.12	0.12	0.12	0.12	0.12
Full-time equivalent staff, continuing operations	1,507	1,505	1,467	1,417	1,333

PERFORMANCE RATIOS (3)
Return on equity	7.50%	5.22%	4.50%	7.37%	22.18%
Adjusted return on equity (2)	9.33	4.89	5.53	7.53	8.94
Return on tangible common equity (2)	8.32	5.85	4.98	7.92	23.14
Adjusted return on tangible common equity (2)	10.27	5.50	6.04	8.08	9.53
Return on assets	0.67	0.48	0.42	0.70	2.14
Adjusted return on assets (2)	0.84	0.45	0.51	0.71	0.86
Net interest margin, fully taxable equivalent (FTE) (4)(5)	2.61	2.61	2.62	2.62	2.56
Efficiency ratio (2)	65.39	71.03	71.32	67.82	68.76

FINANCIAL DATA (in millions, end of period)
Total assets	$12,614	$12,838	$12,757	$12,273	$11,846
Total earning assets	11,832	12,090	12,071	11,571	11,145
Total loans	8,982	8,082	7,659	7,233	6,836
Total deposits	10,467	10,216	10,244	9,914	10,365
Loans/deposits (%)	86%	79%	75%	73%	66%
Total shareholders' equity	$1,179	$1,188	$1,175	$1,175	$1,178

ASSET QUALITY
Allowance for credit losses, (millions)	$134	$127	$124	$119	$113
Net charge-offs, (millions)	(6)	(17)	(10)	(5)	(2)
Net charge-offs (QTD annualized)/average loans	0.27%	0.80%	0.51%	0.26%	0.12%
Provision expense/(income), (millions)	$1	$10	$7	$-	$(4)
Non-performing assets, (millions)	49	67	58	49	39
Non-performing loans/total loans	0.53%	0.80%	0.73%	0.66%	0.54%
Allowance for credit losses/non-performing loans	284	196	222	250	304
Allowance for credit losses/total loans	1.50	1.58	1.62	1.65	1.65

CAPITAL RATIOS
Common equity tier 1 capital to risk weighted assets(6)	13.2%	13.8%	14.2%	14.3%	15.3%
Tier 1 capital leverage ratio(6)	9.2	9.4	9.5	9.5	9.9
Tangible common shareholders' equity/tangible assets(2)	8.9	9.0	9.0	9.3	9.7

(1)	Reconciliations of non-GAAP financial measures, including all references to adjusted and tangible amounts, appear on pages F-9 and F-10.
(2)	Non-GAAP financial measure. adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-adjusted charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.
(3)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(4)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(5)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.08%, 0.07%, 0.05%, 0.08%, 0.06%.
(6)	Presented as projected for September 30, 2021 and actual for the remaining periods.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	September 30,	December 31,	June 30,	September 30,
(in thousands)	2020	2020	2021	2021
Assets
Cash and due from banks	$90,537	$91,219	$98,262	$153,185
Short-term investments	844,755	1,466,656	1,728,419	1,971,345
Total cash and short-term investments	935,292	1,557,875	1,826,681	2,124,530

Trading security	9,525	9,708	8,853	8,574
Marketable equity securities, at fair value	31,993	18,513	15,709	15,601
Securities available for sale, at fair value	1,575,289	1,695,232	1,640,512	1,643,965
Securities held to maturity, at amortized cost	330,197	465,091	665,786	651,863
Federal Home Loan Bank stock and other restricted securities	40,520	34,873	19,638	12,041
Total securities	1,987,524	2,223,417	2,350,498	2,332,044
Less: Allowance for credit losses on investment securities	(96)	(104)	(130)	(125)
Net securities	1,987,428	2,223,313	2,350,368	2,331,919

Loans held for sale	15,854	17,748	6,494	5,176

Total loans	8,982,336	8,081,519	7,232,591	6,836,235
Less: Allowance for credit losses on loans	(134,414)	(127,302)	(119,044)	(112,916)
Net loans	8,847,922	7,954,217	7,113,547	6,723,319

Premises and equipment, net	117,116	112,663	104,680	99,233
Other real estate owned	40	149	85	-
Goodwill and other intangible assets	40,947	34,819	32,203	30,907
Other assets	656,892	619,925	562,691	527,049
Assets held for sale (1)	-	317,304	276,576	3,743
Assets from discontinued operations	12,966	-	-	-
Total assets	$12,614,457	$12,838,013	$12,273,325	$11,845,876

Liabilities and shareholders' equity
Demand deposits	$2,585,173	$2,484,249	$2,819,012	$3,022,821
NOW and other deposits	1,522,289	1,003,005	1,696,762	1,982,089
Money market deposits	2,516,168	3,371,353	2,398,256	2,438,832
Savings deposits	952,836	972,116	1,065,428	1,095,959
Time deposits	2,890,093	2,385,085	1,934,442	1,825,714
Total deposits	10,466,559	10,215,808	9,913,900	10,365,415

Senior borrowings	605,483	474,357	217,847	13,369
Subordinated borrowings	97,223	97,280	97,396	97,454
Total borrowings	702,706	571,637	315,243	110,823

Other liabilities	251,220	232,730	222,105	191,563
Liabilities held for sale (1)	-	630,065	646,688	-
Liabilities from discontinued operations	14,947	-	-	-
Total liabilities	11,435,432	11,650,240	11,097,936	10,667,801

Preferred shareholders' equity	20,325	-	-	-
Common shareholders' equity	1,158,700	1,187,773	1,175,389	1,178,075
Total shareholders' equity	1,179,025	1,187,773	1,175,389	1,178,075
Total liabilities and shareholders' equity	$12,614,457	$12,838,013	$12,273,325	$11,845,876

(1) For June 30, 2021 and December 31, 2020, balance includes loans and deposits from branch sales in the Mid-Atlantic region.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

				Growth %
(in millions)	December 31, 2020 Balance	June 30, 2021 Balance	September 30, 2021 Balance	Quarter ended September 30, 2021	Year to Date
Total commercial real estate	$3,647	$3,652	$3,565	(2)%	(2)%
Commercial and industrial loans	1,326	1,286	1,254	(2)	(5)
Paycheck Protection Program (PPP) Loans	633	173	46	(73)	(93)
Total commercial loans	5,606	5,111	4,865	(5)	(13)

Total residential mortgages	1,813	1,559	1,443	(7)	(20)

Home equity	295	270	264	(2)	(11)
Auto and other	368	293	264	(10)	(28)
Total consumer loans	663	563	528	(6)	(20)
Total loans	$8,082	$7,233	$6,836	(5)%	(15)%

DEPOSIT ANALYSIS

				Growth %
(in millions)	December 31, 2020 Balance	June 30, 2021 Balance	September 30, 2021 Balance	Quarter ended September 30, 2021	Year to Date
Non-interest bearing	$2,484	$2,819	$3,023	7%	22%
NOW and other	1,003	1,697	1,982	17	98
Money market	3,372	2,398	2,439	2	(28)
Savings	972	1,065	1,096	3	13
Time deposits	2,385	1,935	1,825	(6)	(23)
Total deposits (1)	$10,216	$9,914	$10,365	5%	1%

(1)	Included in total deposits are brokered deposits of $317.1 million, $358.4 million and $610.6 million at September 30, 2021, June 30, 2021, and December 31, 2020, respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED - (F-4)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2021	2020	2021	2020
Interest income	79,688	97,768	253,205	317,651
Interest expense	8,320	20,713	31,351	76,578
Net interest income from continuing operations, not FTE	71,368	77,055	221,854	241,073
Non-interest income from continuing operations
Deposit related fees	7,657	7,062	22,291	20,382
Loan fees and revenue	8,285	4,988	25,962	12,007
Insurance commissions and fees	1,581	2,660	7,003	8,451
Wealth management fees	2,653	2,299	7,944	6,926
Mortgage banking originations	461	2,044	1,797	4,647
Other	1,279	1,927	5,638	492
Total non-interest income excluding gains/(losses)	21,916	20,980	70,635	52,905
Securities (losses)/gains, net	(166)	(1,017)	(681)	(9,925)
Gain on sale of business operations and assets, net	51,885	-	51,885	-
Total non-interest income	73,635	19,963	121,839	42,980
Total net revenue from continuing operations	145,003	97,018	343,693	284,053
Total net revenue from continuing operations excluding (losses)/gains	93,284	98,035	292,489	293,978

Provision for credit losses	(4,000)	1,200	2,500	65,878
Non-interest expense from continuing operations
Compensation and benefits	37,068	34,809	112,773	111,121
Occupancy and equipment	10,421	11,084	32,044	32,411
Technology and communications	8,397	8,540	25,204	24,376
Professional services	3,180	2,567	13,495	7,852
Other expenses	8,969	10,527	28,053	33,605
Merger, restructuring and other non-operating expenses	1,425	5,316	4,917	559,078
Total non-interest expense	69,460	72,843	216,486	768,443
Total non-interest expense excluding merger, restructuring and other	68,035	67,527	211,569	209,365

Income/(loss) from continuing operations before income taxes	$79,543	$22,975	$124,707	$(550,268)
Income tax expense/(benefit)	15,794	(68)	26,291	(18,194)
Net income/(loss) from continuing operations	$63,749	$23,043	$98,416	$(532,074)

(Loss) from discontinued operations before income taxes	$-	$(2,477)	$-	$(21,741)
Income tax (benefit)	-	(659)	-	(5,789)
Net (loss) from discontinued operations	$-	$(1,818)	$-	$(15,952)

Net income/(loss)	$63,749	$21,225	$98,416	$(548,026)
Preferred stock dividend	-	58	-	313
Income/(loss) available to common shareholders	$63,749	$21,167	$98,416	$(548,339)

Basic earnings/(loss) per common share:
Continuing Operations	$1.32	$0.46	$1.98	$(10.58)
Discontinued Operations	-	(0.04)	-	(0.32)
Total	$1.32	$0.42	$1.98	$(10.90)

Diluted earnings/(loss) per common share:
Continuing Operations	$1.31	$0.46	$1.97	$(10.58)
Discontinued Operations	-	(0.04)	-	(0.32)
Total	$1.31	$0.42	$1.97	$(10.90)

Weighted average shares outstanding:
Basic	48,395	50,329	49,672	50,256
Diluted	48,744	50,329	49,963	50,256

CONSOLIDATED STATEMENTS OF OPERATIONS (5 Quarter Trend) - UNAUDITED - (F-5)

	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
(in thousands, except per share data)	2020	2020	2021	2021	2021
Interest income	97,768	92,131	88,153	85,364	79,688
Interest expense	20,713	16,422	13,060	9,971	8,320
Net interest income from continuing operations, not FTE	77,055	75,709	75,093	75,393	71,368
Non-interest income from continuing operations
Deposit related fees	7,062	7,523	7,126	7,508	7,657
Loan fees and revenue	4,988	4,833	10,246	7,431	8,285
Insurance commissions and fees	2,660	2,319	3,130	2,292	1,581
Wealth management fees	2,299	2,359	2,772	2,519	2,653
Mortgage banking originations	2,044	543	802	534	461
Other	1,927	2,105	2,148	2,211	1,279
Total non-interest income excluding (losses)/gains	20,980	19,682	26,224	22,495	21,916
Securities (losses)/gains, net	(1,017)	2,405	(31)	(484)	(166)
Gain on sale of business operations and assets, net	-	1,240	-	-	51,885
Total non-interest income	19,963	23,327	26,193	22,011	73,635
Total net revenue from continuing operations	97,018	99,036	101,286	97,404	145,003
Total net revenue from continuing operations excluding (losses)/gains	98,035	95,391	101,317	97,888	93,284

Provision for credit losses	1,200	10,000	6,500	-	(4,000)
Non-interest expense from continuing operations
Compensation and benefits	34,809	36,719	38,735	36,970	37,068
Occupancy and equipment	11,084	10,948	11,024	10,599	10,421
Technology and communications	8,540	7,988	8,593	8,214	8,397
Professional services	2,567	4,055	6,614	3,701	3,180
Other expenses	10,527	11,563	9,702	9,382	8,969
Merger, restructuring and other non-operating expenses	5,316	523	3,486	6	1,425
Total non-interest expense	72,843	71,796	78,154	68,872	69,460
Total non-interest expense excluding merger, restructuring and other	67,527	71,273	74,668	68,866	68,035

Income from continuing operations before income taxes	$22,975	$17,240	$16,632	$28,532	$79,543
Income tax expense/(benefit)	(68)	(1,659)	3,601	6,896	15,794
Net income from continuing operations	$23,043	$18,899	$13,031	$21,636	$63,749

(Loss) from discontinued operations before income taxes	$(2,477)	$(5,114)	$-	$-	$-
Income tax (benefit)	(659)	(1,224)	-	-	-
Net (loss) from discontinued operations	$(1,818)	$(3,890)	$-	$-	$-

Net income	$21,225	$15,009	$13,031	$21,636	$63,749
Preferred stock dividend	58	-	-	-	-
Income available to common shareholders	$21,167	$15,009	$13,031	$21,636	$63,749

Diluted earnings/(loss) per common share:
Continuing Operations	$0.46	$0.38	$0.26	$0.43	$1.31
Discontinued Operations	(0.04)	(0.08)	-	-	-
Total	$0.42	$0.30	$0.26	$0.43	$1.31

Weighted average shares outstanding:
Basic	50,329	50,308	50,330	50,321	48,395
Diluted	50,329	50,355	50,565	50,608	48,744

AVERAGE BALANCES AND AVERAGE YIELDS AND COSTS - UNAUDITED - (F-6)

	Sept. 30, 2020		Dec. 31, 2020		March 31, 2021		June 30, 2021		Sept. 30, 2021
(in millions)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Commercial real estate	3,986	3.52%	3,843	3.34%	3,630	3.27%	3,625	3.46%	3,577	3.40%
Commercial and industrial loans	2,192	3.88	2,056	4.05	1,865	4.62	1,605	4.74	1,370	4.78
Residential mortgages	2,224	3.78	1,971	3.78	1,740	3.71	1,604	3.79	1,499	3.65
Consumer loans	801	3.59	726	3.41	634	3.79	582	3.80	545	3.95
Total loans (1)	9,203	3.68	8,596	3.62	7,869	3.73	7,416	3.84	6,991	3.77
Securities (2)	1,874	2.78	1,968	2.69	2,195	2.36	2,259	2.17	2,312	2.09
Short-term investments and loans held for sale	766	0.21	977	0.14	1,351	0.13	1,750	0.10	1,762	0.17
Mid-Atlantic region loans held for sale	-	-	101	4.27	295	4.09	269	3.96	155	3.82
Total earning assets (3)	11,843	3.31	11,642	3.17	11,710	3.07	11,694	2.96	11,220	2.86
Goodwill and other intangible assets	41		40		34		33		31
Other assets	760		752		724		690		674
Assets from discontinued operations	16		12		-		-		-
Total assets	12,660		12,446		12,468		12,417		11,925

Liabilities and shareholders' equity
NOW and other	1,244	0.24%	1,279	0.17%	1,325	0.15%	1,389	0.07%	1,316	0.05%
Money market	2,674	0.38	2,756	0.32	2,802	0.27	2,751	0.18	2,716	0.16
Savings	940	0.10	967	0.08	1,003	0.08	1,054	0.05	1,112	0.04
Time	3,056	1.63	2,629	1.35	2,266	1.12	2,013	0.94	1,893	0.86
Total interest-bearing deposits	7,914	0.81	7,631	0.62	7,396	0.48	7,207	0.35	7,037	0.31
Borrowings	777	2.36	658	2.50	500	2.78	381	3.12	253	3.89
Mid-Atlantic region interest-bearing deposits	-	-	180	0.80	518	0.60	517	0.51	306	0.51
Total interest-bearing liabilities	8,691	0.95	8,469	0.77	8,414	0.63	8,105	0.49	7,596	0.43
Non-interest-bearing demand deposits	2,559		2,542		2,537		2,787		2,901
Other liabilities (4)	254		279		358		351		279
Liabilities from discontinued operations	23		6		-		-		-
Total liabilities	11,527		11,296		11,309		11,243		10,776

Preferred shareholders' equity	20		7		-		-		-
Common shareholders' equity	1,113		1,143		1,159		1,174		1,149
Total shareholders' equity	1,133		1,150		1,159		1,174		1,149
Total liabilities and shareholders' equity	12,660		12,446		12,468		12,417		11,925

Net interest spread		2.36%		2.40%		2.44%		2.47%		2.43%
Net interest margin, FTE (5)		2.61		2.61		2.62		2.62		2.56
Cost of funds		0.73		0.60		0.48		0.36		0.31
Cost of deposits		0.61		0.47		0.36		0.25		0.22

Supplementary data
Net Interest Income, not FTE	77		76		75		75		71
Fully taxable equivalent income adjustment	2		1		1		2		2
Net Interest Income, FTE	79		77		77		77		73

Average PPP loans	707		685		546		321		90
Average loans excluding PPP loans	8,496		7,911		7,323		7,095		6,901
Total PPP loans, end of period	708		633		444		173		46
Total loans excluding PPP loans, end of period	8,274		7,448		7,215		7,059		6,790
PPP interest income	4		6		7		5		2

Total average non-maturity deposits	7,417		7,544		7,666		7,981		8,045
Total average deposits	10,473		10,173		9,932		9,994		9,938

Purchased loan accretion	3		2		1		2		2
Total average tangible equity (6)	1,091		1,110		1,125		1,141		1,118

(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(3)	Excludes discontinued operations for presentation purposes. Performance ratios are calculated including the impact of discontinued operations.
(4)	Includes the Mid-Atlantic region non-interesting bearing deposits. As of September 30, 2021 and December 31, 2020, the Mid-Atlantic region average non-interest bearing deposits were $78 million and $37 million, respectively.
(5)	The effect of PPP loans on the quarterly net interest margin is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: (0.01%), 0.05%, 0.11%, 0.11%, 0.05%.
This calculation excludes gross interest income on PPP loans and average PPP loan balances.
(6)	See page F-9 for details on the calculation of total average tangible equity.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-7)

	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
(in thousands)	2020	2020	2021	2021	2021
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$14,777	$35,581	$28,325	$22,799	$14,845
Commercial and industrial loans	15,035	12,921	9,371	9,427	7,140
Residential mortgages	7,928	8,347	10,674	9,238	9,763
Consumer loans	9,650	8,099	7,447	6,141	5,399
Total non-accruing loans	47,390	64,948	55,817	47,605	37,147
Other real estate owned	401	149	149	85	-
Repossessed assets	1,646	1,932	1,701	1,666	1,664
Total non-performing assets	$49,437	$67,029	$57,667	$49,356	$38,811

Total non-accruing loans/total loans	0.53%	0.80%	0.73%	0.66%	0.54%
Total non-accruing loans/total loans excluding PPP loans	0.57%	0.87%	0.77%	0.67%	0.55%
Total non-performing assets/total assets	0.39%	0.52%	0.45%	0.40%	0.33%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$139,394	$134,414	$127,302	$123,800	$119,044
Charged-off loans	(7,776)	(18,314)	(11,460)	(7,248)	(4,334)
Recoveries on charged-off loans	1,580	1,209	1,465	2,492	2,206
Net loans charged-off	(6,196)	(17,105)	(9,995)	(4,756)	(2,128)
Provision for loan credit losses	1,216	9,993	6,493	-	(4,000)
Balance at end of period	$134,414	$127,302	$123,800	$119,044	$112,916

Allowance for credit losses/total loans	1.50%	1.58%	1.62%	1.65%	1.65%
Allowance for credit losses/total loans excluding PPP loans	1.62%	1.71%	1.72%	1.69%	1.66%
Allowance for credit losses/non-accruing loans	284%	196%	222%	250%	304%

NET LOAN CHARGE-OFFS
Commercial real estate	$(635)	$(11,862)	$(6,959)	$(2,325)	$(1,391)
Commercial and industrial loans	(5,551)	(5,089)	(2,662)	(2,331)	110
Residential mortgages	517	250	80	176	(677)
Home equity	(57)	141	(42)	(136)	106
Auto and other consumer	(470)	(545)	(412)	(140)	(276)
Total, net	$(6,196)	$(17,105)	$(9,995)	$(4,756)	$(2,128)

Net charge-offs (QTD annualized)/average loans	0.27%	0.80%	0.51%	0.26%	0.12%
Net charge-offs (YTD annualized)/average loans	0.29%	0.41%	0.51%	0.39%	0.30%

ASSET QUALITY ANALYSIS - UNAUDITED (F-8)

	September 30, 2020		December 31, 2020		March 31, 2021		June 30, 2021		September 30, 2021
(in thousands)	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
30-89 Days delinquent	$27,626	0.31%	$16,310	0.20%	$28,565	0.37%	$15,483	0.22%	$18,365	0.27%
90+ Days delinquent and still accruing	12,876	0.14%	11,450	0.14%	6,124	0.08%	3,129	0.04%	3,803	0.06%
Total accruing delinquent loans	40,502	0.45%	27,760	0.34%	34,689	0.45%	18,612	0.26%	22,168	0.33%
Non-accruing loans	47,390	0.53%	64,948	0.80%	55,817	0.73%	47,605	0.66%	37,147	0.54%
Total delinquent and non-accruing loans	$87,892	0.98%	$92,708	1.14%	$90,506	1.18%	$66,217	0.92%	$59,315	0.87%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
(in thousands)		2020	2020	2021	2021	2021
Total revenue from continuing operations	(A)	$97,018	$99,036	$101,286	$97,404	$145,003
Adj: Net securities losses/(gains) (1)		1,017	(2,405)	31	484	166
Adj: Net (gains) on sale of business operations and assets		-	(1,240)	-	-	(51,885)
Total adjusted revenue (2)	(B)	$98,035	$95,391	$101,317	$97,888	$93,284

Total non-interest expense from continuing operations	(C)	$72,843	$71,796	$78,154	$68,872	$69,460
Less: Merger, restructuring and other expense		(5,316)	(523)	(3,486)	(6)	(1,425)
Adjusted non-interest expense (2)	(D)	$67,527	$71,273	$74,668	$68,866	$68,035

Pre-tax, pre-provision net revenue (PPNR) from continuing operations	(A-C)	$24,175	$27,240	$23,132	$28,532	$75,543
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	30,508	24,118	26,649	29,022	25,249

Net income		$21,225	$15,009	$13,031	$21,636	$63,749
Adj: Net securities losses/(gains) (1)		1,017	(2,405)	31	484	166
Adj: Net (gains) on sale of business operations and assets		-	(1,240)	-	-	(51,885)
Adj: Restructuring expense and other expense		5,316	523	3,486	6	1,425
Adj: Loss from discontinued operations before income taxes		2,477	5,114	-	-	-
Adj: Income taxes benefit/(expense)		(3,611)	(2,939)	(533)	(22)	12,240
Total adjusted income (2)	(E)	$26,424	$14,062	$16,015	$22,104	$25,695

(in millions, except per share data)
Total average assets	(F)	$12,660	$12,446	$12,468	$12,417	$11,925
Total average shareholders' equity	(G)	1,133	1,150	1,159	1,174	1,149
Total average tangible shareholders' equity (2)(3)	(H)	1,091	1,110	1,125	1,141	1,118
Total average tangible common shareholders' equity (2)(3)	(I)	1,071	1,103	1,125	1,141	1,118
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,138	1,153	1,142	1,143	1,147
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,118	1,153	1,142	1,143	1,147
Total tangible assets, period-end (2)(3)	(L)	12,574	12,803	12,724	12,241	11,815

Total common shares outstanding, period-end (thousands)	(M)	50,306	50,833	50,988	50,453	48,657
Average diluted shares outstanding (thousands)	(N)	50,329	50,355	50,565	50,608	48,744

GAAP earnings per common share, diluted (2)		$0.42	$0.30	$0.26	$0.43	$1.31
Adjusted earnings per common share, diluted (2)	(E/N)	0.53	0.28	0.32	0.44	0.53
Tangible book value per common share, period-end (2)	(K/M)	22.22	22.68	22.39	22.66	23.58
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	9.05	9.01	8.98	9.34	9.71

Performance ratios (4)
GAAP return on equity		7.50%	5.22%	4.50%	7.37	22.18%
Adjusted return on equity (2)	(E/G)	9.33	4.89	5.53	7.53	8.94
Return on tangible common equity (2)(5)		8.32	5.85	4.98	7.92	23.14
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	10.27	5.50	6.04	8.08	9.53
GAAP return on assets		0.67	0.48	0.42	0.70	2.14
Adjusted return on assets (2)		0.84	0.45	0.51	0.71	0.86
PPNR from continuing operations/assets (2)		0.76	0.88	0.74	0.92	2.53
Adjusted PPNR/assets (2)		0.97	0.78	0.85	0.93	0.85
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	65.39	71.03	71.32	67.82	68.76
Net interest margin, FTE		2.61	2.61	2.62	2.62	2.56

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$1,377	$1,334	$41	$79	$2,195
Non-interest income charge on tax-credit investments (8)	(P)	(1,090)	(971)	(33)	(175)	(1,789)
Net income on tax-credit investments	(O+P)	287	363	9	(96)	406

Intangible amortization	(Q)	$1,530	$1,513	$1,319	$1,297	$1,296
Fully taxable equivalent income adjustment	(R)	1,512	1,485	1,494	1,660	1,586

(1)	Net securities losses/(gains) include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-10)

		At or for the Nine Months Ended
		Sept. 30,	Sept. 30,
(in thousands)		2020	2021
Total revenue from continuing operations	(A)	$284,053	$343,693
Adj: Net securities losses (1)		9,925	681
Adj: Net (gains) on sale of business operations and assets		-	(51,885)
Total adjusted revenue (2)	(B)	$293,978	$292,489

Total non-interest expense from continuing operations	(C)	$768,443	$216,486
Less: Merger, restructuring and other expense		(5,316)	(4,917)
Less: Goodwill impairment		(553,762)	-
Adjusted non-interest expense (2)	(D)	$209,365	$211,569

Pre-tax, pre-provision net revenue (PPNR) from continuing operations	(A-C)	$(484,390)	$127,207
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	84,613	80,920

Net income/(loss)		$(548,026)	$98,416
Adj: Net securities losses (1)		9,925	681
Adj: Goodwill impairment		553,762	-
Adj: Net (gains) on sale of business operations and assets		-	(51,885)
Adj: Restructuring expense and other expense		5,316	4,917
Adj: Loss from discontinued operations before income taxes		21,741	-
Adj: Income taxes benefit/(expense)		(26,403)	11,685
Total adjusted income/(loss) (2)	(E)	$16,315	$63,814

(in millions, except per share data)
Total average assets	(F)	$13,001	$12,268
Total average shareholders' equity	(G)	1,513	1,161
Total average tangible shareholders' equity (2)(3)	(H)	1,104	1,128
Total average tangible common shareholders' equity (2)(3)	(I)	1,083	1,128
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,138	1,147
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,118	1,147
Total tangible assets, period-end (2)(3)	(L)	12,574	11,815

Total common shares outstanding, period-end (thousands)	(M)	50,306	48,657
Average diluted shares outstanding (thousands)	(N)	50,290	49,963

GAAP earnings/(loss) per common share, diluted (2)		$(10.90)	$1.97
Adjusted earnings per common share, diluted (2)	(E/N)	0.32	1.28
Tangible book value per common share, period-end (2)	(K/M)	22.22	23.58
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	9.05	9.71

Performance ratios (4)
GAAP return on equity		(48.26)%	11.30%
Adjusted return on equity (2)	(E/G)	1.44	7.33
Return on tangible common equity (2)(5)		(67.09)	11.97
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	2.39	7.88
GAAP return on assets		(5.63)	1.07
Adjusted return on assets (2)		0.17	0.69
PPNR from continuing operations/assets (2)		(4.97)	1.38
Adjusted PPNR/assets (2)		0.87	0.88
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	67.72	69.32
Net interest margin, FTE		2.75	2.60

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$3,364	$2,315
Non-interest income charge on tax-credit investments (8)	(P)	(2,673)	(1,996)
Net income on tax-credit investments	(O+P)	691	319

Intangible amortization	(Q)	$4,668	$3,912
Fully taxable equivalent income adjustment	(R)	4,917	4,739

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.